EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 11, 2009, relating to the consolidated financial statements and consolidated financial statement schedule of Central Vermont Public Service Corporation and subsidiaries (which report also refers to the reports of other auditors, expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (“FASB”) Interpretation 48, Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109) and the effectiveness of Central Vermont Public Service Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Central Vermont Public Service Corporation for the year ended December 31, 2008, and the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/ Deloitte & Touche LLP

Boston, Massachusetts
November 6, 2009